Exhibit 11.2


                                EARNINGS PER SHARE
                            FULLY DILUTED COMPUTATION
               ($ in millions, except share and per share amounts)



                                              Three Months Ended
                                                 September 30,
                                            -----------------------
                                               1997          1996
                                            ---------     ---------

Basis for computation of earnings per
 common and common equivalent shares:
  Earnings (loss) from continuing
   operations                                $(381.4)       $ 36.6
  Deduct dividends on 4 Percent
   cumulative preferred stock                    (.1)          (.1)
                                            ---------     ---------
  Earnings (loss) from continuing
   operations available to common
    shareholders                              (381.5)         36.5
  Discontinued operations                                     (1.2)
                                             ---------    ---------

  Available for common shareholders          $(381.5)       $ 35.3
                                             =========    =========




Number of shares:
  Weighted average shares outstanding 72,475,492 74,231,367 Shares issuable upon exercise of stock options, net of shares assumed
   to be repurchased                         690,964     1,567,034
                                          ----------    ----------
                                          73,166,456    75,798,401
                                          ==========    ==========


Earnings (loss) per common share:
  Continuing operations                       $(5.21)         $.48
  Discontinued operations                                     (.01)
                                              -------       -------
  Net earnings                                $(5.21)         $.47
                                              =======       =======